Checkpoint Systems, Inc.
101 Wolf Drive
Thorofare, NJ 08086 USA

Tel.: +800-257-5540
Fax: +856-848-0937
www.checkpointsystems.com

News

COMPANY CONTACT:
Annette Geraghty
856-251-2174

CHECKPOINT SYSTEMS, INC. ANNOUNCES
SECOND QUARTER 2013 RESULTS

Results Reflect Continued Progress in Meeting Turnaround Objectives
Free Cash Flow Significantly Exceeds Twelve-Month Improvement Target
2013 EPS Guidance Reaffirmed

Thorofare, New Jersey, August 6, 2013 - Checkpoint Systems, Inc. (NYSE: CKP) today reported financial results for the second quarter ended June 30, 2013.

Second Quarter GAAP Results:

Net revenues from continuing operations in the second quarter of 2013 decreased 3.1%, 2.5% on a constant dollar basis, to $172.0 million from $177.6 million in the second quarter of 2012. During the quarter, gross profit margins were 40.5% compared with 39.7% in the 2012 second quarter.

Selling, general, and administrative (SG&A) expenses in the second quarter of 2013 decreased $8.4 million or 12.8% to $56.9 million from $65.2 million in the second quarter of 2012. The second quarter of 2013 included approximately $8.6 million of additional cost reductions from the global restructuring programs and continued tight expense control.

Operating income in the second quarter of 2013 was $6.5 million compared with an operating loss of $84.5 million in the same period last year. Operating expenses in the second quarter of 2013 included restructuring expenses ($1.6 million), management transition expenses ($1.2 million), and Shore to Shore acquisition costs associated with ongoing arbitration ($0.3 million). These expenses were partially offset by the gain on sale of our interest in the non-strategic Sri Lanka subsidiary ($0.2 million). The second quarter of 2012 loss included goodwill impairment charges ($64.4 million), restructuring expenses ($21.3 million), management transition expenses ($2.9 million), and acquisition costs ($0.1 million).

Foreign exchange loss was $2.0 million during the second quarter of 2013 compared to $0.4 million during the second quarter of 2012. The increased foreign exchange loss is primarily attributed to dollar fluctuations versus currencies in emerging markets where hedging is either impossible or impractical.

Net earnings from continuing operations during the second quarter of 2013 were $0.03 per diluted share compared with a loss of $2.24 per diluted share in the same period last year.

Second Quarter Adjusted non-GAAP Operating Income and Earnings per Share:

Adjusted non-GAAP operating income from continuing operations was $9.3 million in the second quarter of 2013 compared with $4.2 million in the same period last year. Adjusted non-GAAP net income from continuing operations was $0.11 per share compared to a net loss of $0.16 per share in the second quarter of 2012. The 2013 non-GAAP results exclude restructuring expenses ($1.2 million, net of tax), management transition expenses ($1.2 million, net of tax), a make-whole premium on debt ($0.6 million, net of tax), a valuation allowance adjustment ($0.3 million) acquisition costs ($0.3 million, net of tax), and the gain on sale of our interest in the non-strategic Sri Lanka subsidiary ($0.2 million, net of tax). The 2012 results exclude the goodwill impairment charges ($64.4 million, net of tax), restructuring expenses ($17.0 million, net of tax), management transition expenses ($2.9 million, net of tax), a valuation allowance adjustment ($0.5 million), and acquisition costs ($0.1 million, net of tax).

Checkpoint Systems' President and Chief Executive Officer, George Babich, said, “Revenues in the quarter tracked in line with our expectations. The main drivers of revenue continued to be worldwide installations of electronic article surveillance (EAS) systems. In addition, increased demand drove better than expected sales in our Hard Tag @ Source™ program and EAS consumables. Offsetting this was lower demand for our Alpha® high-theft solutions as certain customers temporarily pulled back orders in the quarter and an expected decrease in our non-strategic library business due to the expiration of a licensing agreement in the U.S.

“In Apparel Labeling Solutions (ALS), despite a 7.1% decline in revenues, quarter over quarter, which was largely attributable to mid- 2012 through 2013 actions to streamline operations, we continued to see strong demand from our key accounts and revenue was in line with our expectations. Our ALS business has undergone the most far-reaching changes this past year in order to be correctly sized and to support our merchandise availability strategy. As the operations stabilize, the focus is on process improvement to regain the trust of customers and recapture lost business.

“Revenues in Retail Merchandising Solutions were also in line with expectations, reflecting better than expected performance from our franchise partners tempered by economic softness in Europe.”

Mr. Babich continued, “Gross margins in the quarter improved modestly over the previous year's quarter, reflecting improved manufacturing efficiencies, notably in our ALS and EAS consumables businesses. Margin improvement remains a top priority in all of our operations to ensure that we deliver profitable sales.”

Mr. Babich concluded, “Checkpoint has made steady progress from a year ago when our plans to improve our profitability were first laid out. These plans included redefining our strategic direction, expanding global restructuring to generate annual savings of $35 million in addition to the $67 million previously identified, and a commitment to improve working capital management by $50 million to $60 million. We are pleased to report that the latter objective has been met and we expect to achieve targeted annual cost savings by year end.

"The next step in our plan was to stabilize revenues in 2013. We expected a slight decline in the first half of the year followed by growth in the second half. In fact first half revenue increased as compared with adjusted 2012 first half results. Demand for our core theft protection solutions remains strong supporting our goal to be a front runner in this business and our Merchandise Visibility™ (RFID) business is on plan to more than double in 2013. Several retailers are expanding their RFID testing parameters or scaling up projects into multi-store deployments. Based on our order pipeline, we anticipate a strong second half of the year for this business.

"Finally, despite incurring approximately $2.6 million, or $0.06 EPS in unfavorable foreign exchange through the first half of the year, we are pleased to reaffirm our full year EPS guidance of $0.65 to $0.75 per share.”

Global Restructuring

We continue to expect that restructuring and cost savings initiatives under the Expanded Global Restructuring Plan will generate annual savings in cost of goods sold and SG&A of approximately $102 million by the end of 2013. The restructuring initiatives lowered costs in the second quarter of 2013 by an additional $14.5 million when compared with the reductions achieved through the second quarter of 2012, with $8.6 million of the additional reductions attributable to SG&A. Cost reductions since the inception of the restructuring plan total $78.0 million, with $55.5 million attributable to SG&A.

GAAP restructuring expenses in the second quarter of 2013 were $1.6 million. To date, the Expanded Global Restructuring Plan has recorded $69.6 million in expenses, including $46.1 million in severance and other employee-related charges, $15.0 million in non-cash asset impairments associated with facilities rationalization and closures as well as $8.5 million in non-employee-related restructuring costs. To date, headcount reductions from the Expanded Global Restructuring Plan total 2,482 of the approximately 2,500 positions expected to be affected by the plan.

Working Capital, Free Cash Flow and Debt Covenants

We generated $1.9 million in free cash flow in the second quarter of 2013. Our focus on improving inventory, accounts receivable and accounts payable resulted in a net improvement in those components of cash flow of $75.8 million since June 2012, significantly exceeding the goal of a $50 million to $60 million year-over-year improvement.

Jeff Richard, Executive Vice President and Chief Financial Officer noted, “Exceeding a stated goal is always gratifying and we are delighted to highlight the improvements made by our teams in managing inventories, receivables and payables.

“We completed the second quarter well within our amended debt covenant ratios and we expect this to continue through the remainder of the year. Additionally, our strong cash position combined with the sale of our 51% interest in the Apparel Labeling Sri Lanka subsidiary enabled us to reduce our outstanding debt from the end of the fourth quarter of 2012 by $17.1 million to $96.2 million at the end of the second quarter of 2013.”

Information about Checkpoint Systems' use of non-GAAP financial information is provided under "Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G” below.

Selected Discussion and Analysis of Second Quarter 2013 Results

•
Net revenues decreased 3.1% to $172.0 million compared with $177.6 million for the second quarter of 2012, principally due to a 2.5% organic decrease. Foreign currency effects resulted in a 0.6% decrease in net revenues, driven principally by the strengthened dollar versus the euro.

•
Gross profit margin was 40.5% compared with 39.7% for the second quarter of 2012. The increase was principally due to higher gross margins in Shrink Management Solutions (SMS), notably in the EAS consumables and Alpha® businesses, and ALS.

•
SG&A expenses were $56.9 million compared with $65.2 million in the second quarter of 2012. The second quarter of 2013 included cost reductions totaling approximately $8.6 million from the Expanded Global Restructuring Plan, including Project LEAN.

•	Operating income was $6.5 million compared with a loss of $84.5 million in the second quarter of 2012.

•
Non-GAAP operating income excluding restructuring expenses, management transition expenses, acquisition costs, and the gain on sale of our interest in the non-strategic Sri Lanka subsidiary was $9.3 million, or 5.4% of net revenues, compared with non-GAAP operating income of $4.2 million, or 2.4% of net revenues, in the second quarter of 2012. (See accompanying Reconciliation of GAAP to Non-GAAP Financial Measures.)

•
Restructuring expense was $1.6 million resulting from the Expanded Global Restructuring Plan, including Project LEAN. Restructuring expense since its inception totals $69.6 million ($15.0 million non-cash).

•
The effective tax rate for the second quarter of 2013 was 37.4% as compared with negative 6.5% for the second quarter of 2012. The second quarter of 2013 effective tax rate was high due to the mix of income among subsidiaries and a valuation allowance of $0.3 million recorded on Portugal's net deferred tax assets. The 2013 rate was also impacted by losses in countries with valuation allowances that do not result in a tax benefit, causing the overall tax expense as a percentage of income to increase. In the second quarter of 2013, we accounted for the U.S. operations by applying an estimated annual effective-rate methodology. We determined that if the U.S. operations are included in the estimated annual effective tax rate, small changes in estimated pretax earnings would no longer result in significant fluctuations in the tax rate.

•	Cash flow provided by operating activities was $3.8 million compared with $4.1 million in the second quarter of 2012.

•
As of June 30, 2013, cash and cash equivalents were $123.1 million compared with $118.8 million as of December 30, 2012, and total debt was $96.2 million compared with $113.3 million as of December 30, 2012. Capital expenditures were $1.9 million in the second quarter of 2013.

Outlook for 2013

Based on an assessment of current market conditions, and assuming continuation of current foreign exchange rates, we are updating certain components of guidance for 2013, with the changes noted below. This guidance does not include the impact of acquisitions, divestitures, restructuring and one-time or unusual charges resulting from debt refinancing, litigation, certain tax reserves and gains or losses generated by non-routine operating matters which we may record during the year.

Projected income taxes for the year can be impacted by changes in the mix of pre-tax income and losses in the countries in which we operate, which can also impact earnings per share. The valuation allowance on U.S. deferred tax assets results in a GAAP tax rate on U.S. pre-tax income or losses of essentially 0%. If the mix of income or losses shifts from the U.S. to a country where the income tax rate is in the normal range, that in some cases approaches 30%, this can have a significant impact on the amount of reported income tax expense when compared with the projections that are the basis of our outlook.

•	Net revenues are expected to be in the range of $685 million to $700 million. Prior guidance was net revenues in the range of $675 million to $695 million.

•	Gross profit margins are expected to be in the range of 40.9% to 41.6%. Prior guidance was gross profit margins in the range of 41.2% to 42.2%.

•	Operating expenses are expected to be in the range of $233 million to $239 million. Prior guidance was operating expenses in the range of $233 million to $243 million.

•	Non-GAAP operating income is expected to be $47 million to $52 million. Prior guidance was non-GAAP operating income in the range of $45 million to $50 million.

•	Full year non-GAAP effective income tax rate is expected to be approximately 26% to 28%. Prior guidance was full year non-GAAP effective income tax rate in the range of 27% to 29%.

•	Non-GAAP diluted net earnings per share attributable to Checkpoint Systems, Inc. are expected to be in the range of $0.65 to $0.75, which is unchanged from prior guidance.

•	Free cash flow (cash flow from operations less capital expenditures) is expected to be in the range of $50 million to $60 million, which is unchanged from prior guidance.

Financial Summary (a)
(Unaudited)

	Quarter
	(13 weeks) Ended
(amounts in millions, except per share data)	June 30, 2013	June 24, 2012
Net revenues	$172.0	$177.6

	From Continuing Operations		From Discontinued Operations		Total Company
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Quarter
As Reported (GAAP)
Net earnings (loss) (b)	$1.2	$(91.8)	$(14.3)	$(2.4)	$(13.1)	$(94.2)
Diluted earnings (loss) per share (b)	$0.03	$(2.24)	$(0.34)	$(0.06)	$(0.31)	$(2.30)
Non-GAAP (c)
Net earnings (loss) (b)	$4.5	$(6.8)	$(14.3)	$(2.4)	$(9.8)	$(9.2)
Diluted earnings (loss) per share (b)	$0.11	$(0.16)	$(0.34)	$(0.06)	$(0.23)	$(0.22)

(a)	See accompanying reconciliation of GAAP to Non-GAAP financial measures.

(b)	Attributable to Checkpoint Systems, Inc.

(c)
2013 excludes restructuring expenses, management transition expenses, a make-whole premium on debt, a valuation allowance adjustment, acquisition costs, and the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.

Checkpoint Systems will host a conference call today, August 6, 2013, at 8:30 a.m. Eastern Time, to discuss its second quarter 2013 results. The conference call will be simultaneously broadcast live over the Internet. Listeners may access a webcast of the call at http://ir.checkpointsystems.com. A replay will be available following the event.

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon 40 plus years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform. As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer's shopping experience. For more information, visit www.checkpointsystems.com.

Caution Regarding Forward-Looking Statements

This press release includes information that constitutes forward-looking statements. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” or “will.” By their nature, forward-looking statements address matters that are subject to risks and uncertainties. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include: the impact upon operations of legal and tax compliance matters or internal controls review, improvement and remediation, including the detection of wrongdoing, improper activities, or circumvention of internal controls; our ability to successfully implement our strategic plan; the impact of our working capital improvement initiatives; our ability to manage growth effectively including our ability to integrate acquisitions and to achieve our financial and operational goals for our acquisitions; our ability to manage risks associated with business divestitures; changes in economic or international business conditions; foreign currency exchange rate and interest rate fluctuations; lower than anticipated demand by retailers and other customers for our products; slower commitments of retail customers to chain-wide installations and/or source tagging adoption or expansion; possible increases in per unit product manufacturing costs due to less than full utilization of manufacturing capacity as a result of slowing economic conditions or other factors; our ability to provide and market innovative and cost-effective products; the development of new competitive technologies; our ability to maintain our intellectual property; competitive pricing pressures causing profit erosion; the availability and pricing of component parts and raw materials; possible increases in the payment time for receivables as a result of economic conditions or other market factors; our ability to comply with covenants and other requirements of our debt agreements; changes in regulations or standards applicable to our products; our ability to successfully implement global cost reductions in operating expenses including, field service, sales, and general and administrative expense, and our manufacturing and supply chain operations without significantly impacting revenue and profits; our ability to maintain effective internal control over financial reporting; risks generally associated with information systems upgrades and our company-wide implementation of an enterprise resource planning (ERP) system and additional matters disclosed in our Securities and Exchange Commission filings. We do not undertake to update our forward-looking statements, except as required by applicable securities laws.

Checkpoint Systems, Inc.
Consolidated Balance Sheets
(amounts in thousands)
(unaudited)

	June 30, 2013	December 30, 2012	*
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$123,125	$118,829
Accounts receivable, net of allowance of $13,512 and $13,242	138,705	177,173
Inventories	84,002	82,154
Other current assets	33,202	36,147
Deferred income taxes	8,938	8,930
Assets of discontinued operations held for sale	—	29,864
Total Current Assets	387,972	453,097
REVENUE EQUIPMENT ON OPERATING LEASE, net	1,336	1,748
PROPERTY, PLANT, AND EQUIPMENT, net	94,759	107,184
GOODWILL	180,524	182,741
OTHER INTANGIBLES, net	70,186	74,950
DEFERRED INCOME TAXES	25,742	26,843
OTHER ASSETS	10,948	13,246
TOTAL ASSETS	$771,467	$859,809
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Short-term borrowings and current portion of long-term debt	$423	$4,367
Accounts payable	71,983	68,929
Accrued compensation and related taxes	20,296	28,258
Other accrued expenses	45,508	54,425
Income taxes	—	2,560
Unearned revenues	9,345	17,035
Restructuring reserve	4,393	9,579
Accrued pensions — current	4,610	4,687
Other current liabilities	17,558	25,855
Liabilities of discontinued operations held for sale	—	9,688
Total Current Liabilities	174,116	225,383
LONG-TERM DEBT, LESS CURRENT MATURITIES	95,757	108,921
ACCRUED PENSIONS	93,913	95,839
OTHER LONG-TERM LIABILITIES	32,708	36,540
DEFERRED INCOME TAXES	15,013	15,580
COMMITMENTS AND CONTINGENCIES
CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY:
Preferred stock, no par value, 500,000 shares authorized, none issued	—	—
Common stock, par value $.10 per share, 100,000,000 shares authorized, issued 45,202,617 and 44,763,404 shares	4,520	4,476
Additional capital	430,535	424,715
Accumulated (deficit) earnings	(966)	18,392
Common stock in treasury, at cost, 4,035,912 and 4,035,912 shares	(71,520)	(71,520)
Accumulated other comprehensive income, net of tax	(2,609)	795
TOTAL CHECKPOINT SYSTEMS, INC. STOCKHOLDERS’ EQUITY	359,960	376,858
NON-CONTROLLING INTERESTS	—	688
TOTAL EQUITY	359,960	377,546
TOTAL LIABILITIES AND EQUITY	$771,467	$859,809

* Derived from the Company’s audited Consolidated Financial Statements at December 30, 2012.

Checkpoint Systems, Inc.
Consolidated Statements of Operations
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Six Months
	(13 weeks) Ended		(26 weeks) Ended
	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Net revenues	$172,018	$177,604	$320,853	$321,798
Cost of revenues	102,399	107,080	197,293	198,253
Gross profit	69,619	70,524	123,560	123,545
Selling, general, and administrative expenses	56,850	65,220	112,137	130,823
Research and development	4,627	4,020	9,320	8,474
Restructuring expenses	1,629	21,266	3,645	22,984
Goodwill impairment	—	64,437	—	64,437
Litigation settlement	—	—	(6,584)	—
Acquisition costs	280	96	441	110
Other expense	—	—	—	745
Other operating income	248	—	578	—
Operating income (loss)	6,481	(84,515)	5,179	(104,028)
Interest income	405	395	804	895
Interest expense	2,822	1,939	4,881	3,874
Other gain (loss), net	(1,966)	(146)	(2,511)	(296)
Earnings (loss) from continuing operations before income taxes	2,098	(86,205)	(1,409)	(107,303)
Income taxes expense (benefit)	784	5,624	1,063	(4,572)
Net earnings (loss) from continuing operations	1,314	(91,829)	(2,472)	(102,731)
Loss from discontinued operations, net of tax (benefit) expense of $(66), $77, $68 and $(3)	(14,329)	(2,357)	(16,885)	(2,725)
Net loss	(13,015)	(94,186)	(19,357)	(105,456)
Less: gain (loss) attributable to non-controlling interests	59	(25)	1	(304)
Net loss attributable to Checkpoint Systems, Inc.	$(13,074)	$(94,161)	$(19,358)	$(105,152)

Basic loss attributable to Checkpoint Systems, Inc. per share:
Earnings (loss) from continuing operations	$0.03	$(2.24)	$(0.06)	$(2.50)
Loss from discontinued operations, net of tax	(0.35)	(0.06)	(0.41)	(0.07)
Basic loss attributable to Checkpoint Systems, Inc. per share	$(0.32)	$(2.30)	$(0.47)	$(2.57)
Diluted loss attributable to Checkpoint Systems, Inc. per share:
Earnings (loss) from continuing operations	$0.03	$(2.24)	$(0.06)	$(2.50)
Loss from discontinued operations, net of tax	(0.34)	(0.06)	(0.41)	(0.07)
Diluted loss attributable to Checkpoint Systems, Inc. per share	$(0.31)	$(2.30)	$(0.47)	$(2.57)

Reconciliation of Non-GAAP Financial Measures in Accordance with SEC Regulation G

Checkpoint Systems, Inc. reports financial results in accordance with U.S. GAAP and herein provides some Non-GAAP measures. These Non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. These Non-GAAP measures are intended to supplement presentation of our financial results that are prepared in accordance with GAAP. We use the Non-GAAP measures presented to evaluate and manage our operations internally. We are also providing this information to assist investors in performing additional financial analysis that is consistent with financial models developed by research analysts who follow us.

Set forth below is a reconciliation of the Non-GAAP financial measures used in this release to the most directly comparable measures based on GAAP.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(amounts in thousands, except percents)
(unaudited)

	Quarter		Six Months
	(13 weeks) Ended		(26 weeks) Ended
Reconciliation of GAAP to Non-GAAP Operating Income (Loss) :	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Net Revenues	$172,018	$177,604	$320,853	$321,798

GAAP operating income (loss)	6,481	(84,515)	5,179	(104,028)

Non-GAAP Adjustments:

Management transition expense	1,173	2,942	1,173	2,942
Restructuring expenses	1,629	21,266	3,645	22,984
Goodwill impairment	—	64,437	—	64,437
Litigation settlement	—	—	(6,584)	—
Acquisition costs	280	96	441	110
Other expense (a)	—	—	—	745
Other income (b)	(248)	—	(248)	—
Adjusted Non-GAAP operating income (loss)	$9,315	$4,226	$3,606	$(12,810)

GAAP operating margin	3.8%	(47.6)%	1.6%	(32.3)%
Adjusted Non-GAAP operating margin	5.4%	2.4%	1.1%	(4.0)%

(a) Represents the income statement impacts of the legal and forensic costs incurred due to the improper and fraudulent activities of a certain former employee of our Canada sales subsidiary.
(b) Represents the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.

Checkpoint Systems, Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures continued
(amounts in thousands, except per share data)
(unaudited)

	Quarter		Six Months
	(13 weeks) Ended		(26 weeks) Ended
Reconciliation of GAAP to Non-GAAP earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.:	June 30, 2013	June 24, 2012	June 30, 2013	June 24, 2012
Earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., as reported	$1,255	$(91,804)	$(2,473)	$(102,427)

Non-GAAP Adjustments:

Management transition expense, net of tax	1,173	2,942	1,173	2,942
Restructuring expenses, net of tax	1,222	17,006	2,903	18,563
Goodwill impairment, net of tax	—	64,427	—	64,427
Litigation settlement, net of tax	—	—	(6,584)	—
Acquisition costs, net of tax	280	96	441	110
Other expense, net of tax (a)	—	—	—	549
Other operating income, net of tax (b)	(248)	—	(248)	—
Make-whole premium on debt, net of tax	577	—	577	—
Valuation allowance adjustment	298	489	298	489
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc.	$4,557	$(6,844)	$(3,913)	$(15,347)

Reported diluted shares	41,730	40,973	41,330	40,893
Adjusted diluted shares	41,730	40,973	41,330	40,893

Reported net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.03	$(2.24)	$(0.06)	$(2.50)
Adjusted net earnings (loss) from continuing operations attributable to Checkpoint Systems, Inc., per share - diluted	$0.11	$(0.16)	$(0.09)	$(0.37)

(a) Represents the income statement impacts of the legal and forensic costs incurred due to the improper and fraudulent activities of a certain former employee of our Canada sales subsidiary.
(b) Represents the gain on sale of our interest in the non-strategic Sri Lanka subsidiary.